Exhibit 16.2
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For Immediate Release
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Press Contacts:
---------------      Charles T. Jensen                  David A. Kaminer
                     NeoMedia Technologies, Inc.        The Kaminer Group
                     +(239) 337-3434                    +(914) 684-1934
                     cjensen@neom.com                   dkaminer@kamgrp.com
                     ----------------                   -------------------

         NeoMedia Micro Paint Repair Expands to Mexico and Latin America

      FT. MYERS, Fla., USA and MONTERREY, Mexico, Sept. 29, 2005 - NeoMedia Technologies, Inc. (OTC BB: NEOM), today announced that it has signed an agreement to bring its NeoMedia Micro Paint business to Mexico and Latin America.

      Charles T. Jensen, NeoMedia's president and CEO, said his company has contracted with Micropaint de Mexico, S.A., a newly-formed distributorship based in Monterrey, that will sell NeoMedia's proprietary products, as well as products from other automotive aftermarket companies, to the auto body market in Mexico and Latin America.

      Micropaint de Mexico, he said, can achieve exclusivity in its markets by meeting agreed-to minimum sales requirements.

      Continuing to evolve after more than a decade of research, development, manufacture and use, NeoMedia's system can repair chips, scratches, spots, blemishes and oxidized paint. It also handles problems with exotic pearlized paints, metallics and tri-coats. NeoMedia's system and process employ proprietary technology and safe materials, and is free from harmful isocyanates.

      `Another Significant Global Step for NeoMedia'

      Mr. Jensen called the expansion of his company's Micro Paint Repair Business to Mexico and Latin America "another significant global step for NeoMedia.

      "In 2004, NeoMedia signed a distribution agreement for Australasia," he said. "This was followed earlier this year by an agreement to bring micro paint repair and products to the auto aftermarket in China and a Letter of Intent, now being finalized, to follow suit in Scandinavia.

      We are confident that Micropaint de Mexico will be an aggressive and successful partner for NeoMedia in its broad and growing markets," Mr. Jensen said.

      `Carrying the NeoMedia Micro Paint Banner'

      Jose F. Sada, chairman of Micropaint de Mexico, said his new company was "happy to be carrying the NeoMedia Micro Paint Banner in our homeland and in other Latin American countries.

      "We have seen NeoMedia's proprietary micro paint repair products and systems, and believe they will be immediately popular in Mexico and throughout our markets," he said. "We look forward to offering the best and fastest permanent repairs using products from NeoMedia."

About NeoMedia Micro Paint Repair, Inc.
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NeoMedia Micro Paint Repair, Inc. (www.micropaint.net) is a business unit of
NeoMedia Technologies, Inc., specializing in proprietary products, services and technologies for the worldwide micro paint repair industry.

About Micropaint de Mexico
--------------------------
Based in Monterrey, Mexico, is a new company formed to specialize in products and services involving micro paint repairs for automobiles in Mexico and throughout Latin America.

About NeoMedia Technologies, Inc. NeoMedia
------------------------------------------
Technologies, Inc. (www.neom.com) is a developer and international marketer of software and patented technologies, including PaperClick(R) for Camera Phones(TM), PaperClick Keywords(TM) and the PaperClick Mobile Go-Window which link products, print and physical objects directly to targeted online data. NeoMedia also offers expertise in homeland security and e-authentication applications, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a registered trademark, and PaperClick Keywords, PaperClick for Camera Phones and PaperClick Mobile Go-Window are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.

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